21 List of Subsidiaries of Registrant

Manhattan Drug Company, Inc.                New York
Gero Industries, Inc.                       New Jersey
Media Consultants, Inc.                     Delaware
Vitamin Factory, Inc.                       New Jersey
Bexpol International, Inc.                  New Jersey
Connaught Press, Inc.                       New Jersey
Manhattan International, Inc.               New Jersey
Bioscience Technologies, Inc.               New Jersey